Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated November 29, 2023, relating to the financial statements and financial highlights of Trajan Wealth Income Opportunities ETF, a series of Spinnaker ETF Series, for the year ended September 30, 2023, and to the references to our firm under the headings “Funds Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
January 26, 2024

C O H E N & C OMP A N Y , L T D.
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board